EXHIBIT 23.3


                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Casual Male Corp.:

We consent to the incorporation by reference in the Amendment No. 1 to the Registration Statement on Form S-3 filed by Casual Male Retail Group, Inc. (formerly, Designs, Inc.) of our report dated May 18, 2002, with respect to the consolidated balance sheets of Casual Male Corp. and subsidiaries as of February 2, 2002 and February 3, 2001, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-years ended February 2, 2002, February 3, 2001 and January 29, 2000, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

Our report dated May 18, 2002, contains an explanatory paragraph that states that most of the assets of the Company have been sold. The Company will continue operations primarily to liquidate any remaining assets and settle the Company's remaining liabilities, including liabilities subject to compromise, to the extent possible. After the settlements have occurred, it is expected that the Company will cease operations. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Boston, Massachusetts
August 20, 2002